Exhibit 99.1

United Airlines Names Michelle Freyre to Board of Directors

CHICAGO, April 1, 2024 – United Airlines Holdings, Inc. (UAL) announced today that Michelle Freyre is joining its Board of Directors. Freyre currently serves as President, Global Brands, Clinique and Origins, at The Estée Lauder Companies, where she is responsible for guiding the brands’ overall strategic vision and driving global growth.

“Michelle’s extensive experience in business and product strategy will make her an excellent addition to our already strong Board of Directors,” said United CEO Scott Kirby. “In each of her previous roles, Michelle has deftly balanced modernizing and celebrating the historic brands she has overseen.”

“We are excited to welcome Michelle to the Board of Directors and look forward to the valuable insight and experience she will bring to United,” said Ted Philip, Chairman of the Board of Directors. “For the last two decades, Michelle has guided some of the most prominent brands in corporate America and her sophisticated understanding of large brands to serve the needs of customers is valuable experience that will benefit United and our Board of Directors.”

“I am honored to join the Board of Directors at United Airlines and contribute my brand-building experience, global perspectives and passion for serving discerning consumers to such an iconic, transformative and prominent brand,” said Michelle Freyre. “As someone who is focused on a consumer-centric approach, I admire the elevated experience United Airlines offers to its consumers around the world. Furthermore, I am humbled to have this opportunity to represent my Latina community.”

Freyre has a proven track record of leading influential brands and has been recognized by Fortune, Bloomberg, and the Association of Latino Professionals For America as one of America’s Most Powerful and Influential Latinas in Business. In her role overseeing Clinique and Origins, Freyre has led brand initiatives to reach new consumers across different generations, while preserving the iconic essence of the brands. Her personable leadership style and commitment to lead with empathy and authenticity fosters an inclusive culture across Clinique, Origins and The Estée Lauder Companies.

Previously, Freyre spent 20 years at Johnson & Johnson (“J&J”) in various roles across marketing and sales, including as President, U.S. Beauty, J&J Consumer Health Products division. Prior to her service with J&J, Michelle held Brand Marketing positions with other companies including Pepsi-Cola Company. She grew up in Puerto Rico and holds a B.A. from Yale University and an MBA from Harvard Business School.

Michelle will join along with Rosalind Brewer, who was added to the Board earlier this year. After successful tenures, Directors James Kennedy and Carolyn Corvi will not stand for reelection this year.

“I would like to express my gratitude to Jim and Carolyn for their service on United’s Board of Directors and for their tireless work to help grow United into the best airline in aviation history,” said United CEO Scott Kirby.

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About United

At United, Good Leads The Way. With U.S. hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C., United operates the most comprehensive global route network among North American carriers, and is now the largest airline in the world. For more about how to join the United team, please visit www.united.com/careers and more information about the company is at www.united.com. United Airlines Holdings, Inc., the parent company of United Airlines, Inc., is traded on the Nasdaq under the symbol "UAL”.

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